Exhibit 99.1

Contact:	Walter H. Hasselbring, III
(815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER
OF FISCAL YEAR 2025

Watseka, Illinois, January 30, 2025 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.2 million, or $0.38 per basic and diluted share, for the three months ended December 31, 2024, compared to net income of $185,000, or $0.06 per basic and diluted share, for the three months ended December 31, 2023.
Walter H. “Chip” Hasselbring, III, Chairman and Chief Executive Officer, commented “While the Federal Reserve has begun easing short term rates, the competitive environment for deposits remains difficult.  We held the balances in our loan portfolio steady as we were disciplined based on the funding environment.  Our net interest margin continues to recover and our book value per share finished the December 31, 2024 quarter at $22.66.”
For the three months ended December 31, 2024, net interest income was $5.0 million compared to $4.4 million for the three months ended December 31, 2023.  We recorded a credit for credit losses of $450,000 for the three months ended December 31, 2024, compared to a provision for credit losses of $364,000 for the three months ended December 31, 2023.  Interest income increased to $11.0 million for the three months ended December 31, 2024, from $10.2 million for the three months ended December 31, 2023.  Interest expense increased to $6.0 million for the three months ended December 31, 2024, from $5.8 million for the three months ended December 31, 2023.  Noninterest income increased to $1.3 million for the three months ended December 31, 2024, from $915,000 for the three months ended December 31, 2023.  Noninterest expense increased to $5.0 million for the three months ended December 31, 2024, from $4.7 million for the three months ended December 31, 2023.  Provision for income tax increased to $463,000 for the three months ended December 31, 2024, from $47,000 for the three months ended December 31, 2023.
The Company announced unaudited net income of $1.9 million, or $0.57 per basic and diluted share for the six months ended December 31, 2024, compared to $651,000, or $0.20 per basic and diluted share for the six months ended December 31, 2023.  For the six months ended December 31, 2024, net interest income was $9.8 million compared to $9.0 million for the six months ended December 31, 2023.  We recorded a credit for credit losses of $68,000 for the six months ended December 31, 2024, compared to a provision for credit losses of $586,000 for the six months ended December 31, 2023.  Interest income increased to $21.9 million for the six months ended December 31, 2024, from $19.5 million for the six months ended December 31, 2023.  Interest expense increased to $12.1 million for the six months ended December 31, 2024 from $10.5 million for the six months ended December 31, 2023. Non-interest income increased to $2.7 million for the six months ended December 31, 2024, from $2.0 million for the six months ended December 31, 2023.  Non-interest expense increased to $10.0 million for the six months ended December 31, 2024, from $9.6 million for the six months ended December 31, 2023.  Provision for income tax increased to $681,000 for the six months ended December 31, 2024, from $222,000 for the six months ended December 31, 2023.
Total assets at December 31, 2024 were $885.1 million compared to $887.7 million at June 30, 2024.  Cash and cash equivalents decreased to $5.9 million at December 31, 2024, from $9.6 million at June 30, 2024.  Investment securities decreased to $182.9 million at December 31, 2024, from $190.5 million at June 30, 2024.  Net loans receivable increased to $647.7 million at December 31, 2024, from $639.3 million at June 30, 2024.  Deposits decreased to $682.1 million at December 31, 2024, from $727.2 million at June 30, 2024.  The large decrease in deposits was due to approximately $62.7 million in deposits from a public entity that collects real estate taxes that were withdrawn in the six months ended December 31, 2024, when tax monies were distributed. Total borrowings, including repurchase agreements, increased to $117.4 million at December 31, 2024 from $76.0 million at June 30, 2024.  Stockholders’ equity increased to $75.9 million at December 31, 2024 from $73.9 million at June 30, 2024.  Equity increased primarily due to net income of $1.9 million, an increase of $530,000 in accumulated other comprehensive income (loss), net of tax, and employee stock ownership plan (“ESOP”) and stock equity plan activity of $284,000.  These increases were partially offset by the accrual of approximately $643,000 in dividends to our shareholders.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association.  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of pandemics; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Interest and dividend income	$11,010	$10,229	$21,923	$19,520
Interest expense	5,993	5,841	12,085	10,549
Net interest income	5,017	4,388	9,838	8,971
Provision (credit) for credit losses	(450)	364	(68)	586
Net interest income after provision (credit) for credit losses	5,467	4,024	9,906	8,385
Noninterest income	1,257	915	2,665	2,043
Noninterest expense	5,042	4,707	10,038	9,555
Income before taxes	1,682	232	2,533	873
Income tax expense	463	47	681	222

Net income	$1,219	$185	$1,852	$651

Earnings per share (1) Basic	$0.38	$0.06	$0.57	$0.20
Diluted	$0.38	$0.06	$0.57	$0.20
Weighted average shares outstanding (1)
Basic	3,225,512	3,207,883	3,223,114	3,205,477
Diluted	3,225,512	3,207,883	3,223,114	3,205,477

			footnotes on following page

Performance Ratios
	For the Six Months Ended December 31, 2024	For the Year Ended June 30, 2024
	(unaudited)
Return on average assets	0.42%	0.20%
Return on average equity	4.82%	2.54%
Net interest margin on average interest earning assets	2.32%	2.10%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)

	At December 31, 2024	At June 30, 2024
	(unaudited)
Assets	$885,149	$887,745
Cash and cash equivalents	5,906	9,571
Investment securities	182,890	190,475
Net loans receivable	647,664	639,297
Deposits	682,126	727,177
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	117,438	76,021
Total stockholders’ equity	75,939	73,916
Book value per share (2)	22.66	22.04
Average stockholders’ equity to average total assets	8.66%	7.99%

Asset Quality
(Dollars in thousands)
	At December 31, 2024	At June 30, 2024
	(unaudited)
Non-performing assets (3)	$248	$173
Allowance for credit losses	7,346	7,499
Non-performing assets to total assets	0.03%	0.02%
Allowance for credit losses to total loans	1.12%	1.16%

(1) Shares outstanding do not include ESOP shares not committed for release.
(2) Total stockholders’ equity divided by shares outstanding of 3,351,526 and 3,353,026 at December 31, 2024 and June 30, 2024, respectively.
(3) Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.